DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCES FIRST QUARTER 2005 RESULTS

Kingston, PA – May 16, 2005 - Diamond Triumph Auto Glass, Inc. announced today that net sales for the quarter ended March 31, 2005 increased $0.1 million, or 0.3%, to $53.5 million as compared to $53.4 million for the quarter ended March 31, 2004. Net income for the quarter ended March 31, 2005 increased by $0.9 million to $0.8 million of net income from $0.1 million of net loss for the quarter ended March 31, 2004. EBITDA for the quarter ended March 31, 2005 increased $1.1 million to $3.4 million from $2.3 million for the quarter ended March 31, 2004.

Diamond Triumph Auto Glass, Inc.
($’s in Millions)

	Quarter Ended
	March 31,
	2005	2004
Net Sales	$53.5	$53.4
Cost of Sales	14.6	15.2

Gross Profit	38.9	38.2
Operating Expenses	36.0	36.5

Income From Operations	$2.9	$1.7

Net (Loss) Income	$0.8	($0.1)

EBITDA (1)	$3.4	$2.3

Total Long-Term Debt	$79.8	$81.2

Norm Harris, Diamond Triumph’s Chief Executive Officer, had the following comments regarding the Company. “Despite relatively flat sales versus 2004, the Company was able to increase earnings by leveraging costs throughout the organization. Based on the uncertainty surrounding pricing within our industry, we must continue to explore further opportunities to become more efficient in all facets of our business.”

Michael Sumsky, Diamond Triumph’s President and Chief Financial Officer added, “In light of our sales performance, we are pleased that we were able to maintain positive cash flow during the first quarter. Our challenge is to broaden our revenue base to generate additional cash flow to allow us to de-lever the Company.”

Diamond Triumph Auto Glass, Inc., headquartered in Kingston, PA, is a leading provider of automotive glass replacement and repair services. Diamond Triumph currently operates 242 company owned automotive glass service centers, approximately 1,000 mobile installation vehicles and five distribution centers in 44 states. For more information about Diamond Triumph, visit the website at www.diamondtriumph.com.

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a measurement of Diamond Triumph’s performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of Diamond Triumph’s financial performance under GAAP and should not be considered an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of its liquidity.

Diamond Triumph presents EBITDA because it considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, many of which present EBITDA when reporting their results.

Diamond Triumph believes issuers of “high yield” securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. Diamond Triumph believes EBITDA is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges.

Diamond Triumph also uses EBITDA for the following purposes: (i) its executives’ compensation plans base incentive compensation payments on its EBITDA performance measured against budgets; and (ii) its credit agreement and its indenture for its Notes use EBITDA to measure Diamond Triumph’s compliance with covenants such as additional debt incurrence. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of Diamond Triumph’s results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect Diamond Triumph’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, Diamond Triumph’s working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on Diamond Triumph’s debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in Diamond Triumph’s industry may calculate EBITDA differently than Diamond Triumph does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to Diamond Triumph to invest in the growth of its business. Diamond Triumph compensates for these limitations by relying primarily on its GAAP results and using EBITDA only supplementally.

Reconciliation of EBITDA to net income follows for the periods indicated:

	Three Months Ended
	March 31,
	2005	2004
	(dollars in millions)
Net income (loss)	$0.8	$(0.1)
Interest expense	2.1	2.1
Depreciation and amortization	0.5	0.6
Provision (Benefit) for income taxes	—	(0.3)

EBITDA	$3.4	$2.3

Contacts:	Michael A. Sumsky, President / Chief Financial Officer (570) 287-9915 Ext. 3182